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National Technical Systems Inc.

(Name of Registrant as Specified in its Charter)
Dr. Jack Lin
Luis A. Hernandez
Sidney Meltzner
CAS Foundation
Harry S. Derbyshire
Jeff Kaplan

(Name of Person(s) Filing Consent Statement, if Other Than the Registrant)

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Leading Proxy Advisory Firm ISS Recommends Voting “FOR” Shareholder Proposal for NTSC to Hire an Investment Banker.

Los Angeles, Calif., Sept. 19, 2011 – Luis Hernandez, Sidney Meltzner, CAS Foundation and Dr. Jack Lin, shareholders of National Technical Systems Inc. (NASDAQ:NTSC), who are contesting the election of directors and asking shareholders to adopt other proposals, announced today that ISS, a leading proxy advisory firm, has recommended that shareholders vote “FOR” the shareholder proposal requesting the NTSC Board of Directors to hire an investment banker to explore strategic alternatives.

In making its recommendation, ISS stated the following: “Although hiring an investment bank will involve a certain expense, approval of this proposal would clearly demonstrate that most shareholders believe the expense – for a well-qualified financial advisor – is worthwhile, and likely to bring the strongest possible outcome for shareholders – who, at the end of the day, will then decide whether the strongest possible sales terms are sufficiently compelling.

In light of the substantial shareholder support for exploration of a sales process, and given the potential sale and price discovery provided by a well-managed process, support for this proposal is warranted.”

Dr. Jack Lin, co-founder, former Chairman and CEO of the Company and one of the shareholders contesting the election, stated: “This election is a referendum on the question of whether shareholders will continue to be locked into an undervalued, illiquid investment for an indefinite period of time, or whether a process can begin to unlock the significant value imbedded in this Company through a properly conducted sale.

We are gratified that ISS recognizes the merits of exploring strategic alternatives with a well-qualified financial advisor and allowing the shareholders the right to decide whether the resulting offers are sufficiently compelling.  Even if adopted, however, the Board can still refuse to hire a banker because they determine it is not the right time.  The best way for shareholders to increase the likelihood that this proposal is implemented as soon as possible is to elect our slate of directors and our other proposals.”

The contesting shareholders urge shareholders to vote the YELLOW proxy and to elect the nominees who are supportive of the shareholder proposal.

Contact:
Dr. Jack Lin
(818) 483-3980